Exhibit 99.1

New River Updates Preclinical Pipeline

RADFORD, VA August 9, 2005 -- New River Pharmaceuticals Inc. (NASDAQ: NRPH), which has two drug candidates in clinical development, announced today that it has reprioritized its lead preclinical candidates.

“As we look forward to filing our new drug application on our lead clinical candidate later this year and initiating, this week, clinical studies on NRP290, our second clinical candidate, we have continued to evaluate the potential clinical and commercial prospects for our preclinical drug candidates with a view to maximizing the return on our efforts,” said Suma Krishnan, New River’s Vice President of Product Development.

A summary of the preclinical candidates, their anticipated investigational new drug application (IND) filing dates and some supporting rationale for the reprioritization follows:

NRP 369: While the dose attenuation of both hydrocodone and hydromorphone levels at supertherapeutic doses is the most salient aspect of the preclinical data on NRP290 and may suggest therefore a very exciting clinical prospect for the treatment of acute pain, the same sort of properties may not be clinically desirable in an opioid-based chronic pain therapy. Such therapies often must be administered at supertherapeutic levels and patients receiving such therapies frequently demonstrate opioid tolerance, requiring dose escalation to levels that may be considered supertherapeutic initially. NRP369 is therefore being repositioned as a backup to NRP290 for the acute pain market, and the company will not advance an IND on NRP369 until it reviews sufficient clinical data on NRP290 to determine that NRP369 could enjoy a differentiated market position relative to NRP290.

NRP388: This drug candidate was recently in-licensed from the Gallo Clinic and Research Center at the University of California San Francisco. Preclinical data suggests that NRP388 could significantly reduce the opioid tolerance effect on patients who are administered opioids over long periods. Because of the potential linkage between that effect and iatrogenic addiction, the company believes that this candidate is its most promising in the field of chronic pain. If successfully developed, such a drug should be desirable in both oral and intravenous (IV) formulations. The company anticipates filing an IND on an IV formulation, targeting late 2005 or early 2006.

NRP409: New River’s Carrierwave™ triiodothyronine (T3) hormone is being developed as a replacement or supplemental therapy in patients with primary hypothyroidism and other indications. The leading thyroid hormone replacement therapies (HRTs) are based on tetraiodothyronine (T4), and require deiodination within the patient to convert to the more active hormone (T3). Patients demonstrate significant variability in their ability to convert the T4 hormone in the HRT into T3. This variability can arise as a function of age, stress or a variety of medical conditions. Commercially approved drugs based on T3, however, engender certain safety risks, most notably cardiovascular in nature. The company hopes that by reducing the variability of the more active hormone’s availability, while reducing the safety risk associated with other T3 based therapies, NRP409 will mark the first significant improvement in thyroid HRT—a pharmaceutical segment that sees roughly 3 billion doses per year in the US—in approximately half a century. The company expects to file an IND for NRP409 in the second quarter of 2006.

About New River

New River Pharmaceuticals Inc. is a specialty pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widely-prescribed drugs.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on April 1, 2005; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under Section 505(b)(2) under the Federal Food, Drug, and Cosmetic Act; our ability to develop safer and improved versions of widely-prescribed drugs using our Carrierwave ™ technology; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on April 1, 2005, as well as other public filings with the SEC.

Contacts:

New River:
The Ruth Group

John Quirk (investors)	Zack Kubow (media)
646-536-7029	646-536-7020
jquirk@theruthgroup.com	zkubow@theruthgroup.com

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